Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

VISTAONE, L.P.

The undersigned, desiring to form a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del. C. §17-201, et seq.), as amended from time to time, does hereby certify as follows:

FIRST

The name of the limited partnership is VistaOne, L.P.

SECOND

The address of the limited partnership’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801. The name and address of the registered agent for service of process on the limited partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801.

THIRD

The name and mailing address of the general partner is as follows:

VistaOne GP, L.P.

c/o Vista Equity Partners

4 Embarcadero Center, 20th Floor

San Francisco, CA 94111

IN WITNESS WHEREOF, the undersigned being the general partner hereinbefore named, declaring and certifying that the facts herein stated are true for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, hereby makes this Certificate of Limited Partnership as of the 30th day of September, 2024.

GENERAL PARTNER:

VISTAONE GP, L.P.

By: VistaOne GP Management, LLC its general partner

By:	/s/ Lauren Dillard
Name:	Lauren Dillard
Title:	Authorized Signatory